Exhibit 99.1

Media Relations Department P.O. Box 1734, Atlanta, GA 30301 Telephone (404) 676-2121

FOR IMMEDIATE RELEASE

CONTACT:

Media:

Ben Deutsch

(404) 676-2683

Investors:	Ann Taylor
(404) 676-5383

THE COCA-COLA COMPANY REPORTS

SECOND QUARTER AND YEAR-TO-DATE 2005 RESULTS

•                  Reported earnings per share of $0.72 for the second quarter and $1.13 year-to-date.

•                  Items impacting comparability provided a net benefit of $0.04 per share in the second quarter.

•                  Worldwide unit case volume growth of 5 percent in the second quarter led by international unit case volume growth of 7 percent.

•                  Cash from operations increased 20 percent year-to-date, to $3.5 billion.

ATLANTA, July 21, 2005 — The Coca-Cola Company today reported second quarter earnings per share of $0.72, compared with $0.65 for the prior year second quarter. Second quarter earnings per share included a benefit of $0.04 per share due to a gain from the favorable high fructose corn syrup (HFCS) lawsuit settlement, the favorable resolution of tax matters, a reduction of the tax accrual related to the repatriation of foreign earnings, and a benefit from certain items impacting an equity investee.

- more -

Neville Isdell, chairman and chief executive officer, said, “Improved system execution in the first half of this year, assisted by favorable weather in June, together with strong performance in Latin America, central and eastern Europe and northern Asia, as well as stabilization from an increasingly focused North American system produced results.  However, we still have considerable work ahead of us in the U.S. and in markets like Germany, the Philippines and, in particular, India, as well as to improve our performance in the areas of innovation and marketing.  In the second half of the year, the work, already underway to rebuild the system for profitable long-term growth, will intensify.”

(All references to growth rate percentages and share compare the results of the period to the prior year comparable period.)

Financial Highlights

•                  Reported second quarter revenues increased 7 percent.  Revenue growth reflected a 2 percent increase in gallons sales, favorable pricing and mix, and positive currency benefits.

•                  Cash from operations was $3.5 billion year-to-date, compared with $3.0 billion in the prior year period, an increase of 20 percent.

•                  The Company repurchased $1 billion of its stock in the second quarter and intends to repurchase a total of at least $2 billion of its stock for the full year 2005.

Operational Highlights

(Group operational highlights are reported in line with the Company’s new operating structure.  Refer to the Company’s amended
8-K filing dated July 19, 2005 for more information.)

Total Company

•                  Unit case volume increased 5 percent in the second quarter and 4 percent year-to-date.  For the quarter, the Company maintained share in the nonalcoholic ready-to-drink category.

•                  The unit case volume growth in the quarter was led by a 7 percent increase in the International Operations, reflecting double-digit growth in many of the emerging markets including Brazil, China, Russia, central and eastern Europe, Nigeria, east and central Africa, Venezuela, Turkey and the Middle East.  Offsetting the overall results for the quarter were unit case volume declines in Germany, the Philippines and particularly India.  Actions have been taken to reorganize the business in India in recognition of this poor performance.  Acquisitions, primarily of Multon, the Russian juice company, slightly benefited unit case volume growth in the quarter.

•                  Carbonated soft drink unit case volume grew by 3 percent in the quarter, led by 5 percent growth in the International Operations.  Trademark Coca-Cola unit case volume increased 3 percent for the quarter globally.   The Company increased its share position in the carbonated soft drink category in the second quarter.

•                  Unit case volume for noncarbonated beverages, excluding water, grew by 11 percent for the quarter, led by 23 percent growth in the POWERade trademark and 7 percent growth in the Minute Maid trademark.  In the quarter, the Company increased share in the sports drink category and maintained share in the juices and juice drinks category.  Share declined in the ready-to-drink coffee and tea category, but is being addressed with new innovation.

•                  Unit case volume for water grew 19 percent for the quarter, driven by worldwide growth in the Dasani trademark of 34 percent, along with solid growth in many of the regional brands.  For the quarter, share increased in this competitive category.

North America

	Percent Change From Prior Year
	Second	Year-
	Quarter	To-Date

Unit Case Volume	1%	1%

Net Revenues	1%	Even

Operating Income	(7%)	(9%)

•                  Unit case volume in the North America operating group for the quarter was up 1 percent, driven by improved results in the Retail division and even performance in the Foodservice and Hospitality division.  Net revenues for the quarter were up 1 percent.  This reflects a 2 percent decline in gallon sales, due to the cycling of higher gallon sales in the prior year quarter related to the launch of Coca-Cola C2, offset by improved pricing and mix.  Gallon sales growth is expected to lag unit case volume growth for the full year.  This is due to the cycling of higher gallon sales in the prior year resulting from the change in shipping routes and the timing of bottler orders at year end 2004.  Operating income in the quarter was negatively impacted by the planned double-digit increase in marketing expense and higher raw material and freight costs.

•                  The Retail division’s unit case volume was up 2 percent in the quarter, reflecting improved performance in the bottler delivered business, which was up 2 percent in the quarter.

•                  The Foodservice and Hospitality division’s unit case volume was even for the quarter, cycling a 4 percent increase in the prior year quarter, and reflecting softness in discretionary consumer restaurant spending as a result of higher fuel costs.

•                  Overall, carbonated soft drink unit case volume declined 1 percent in the quarter, reflecting soft category trends; however, category share increased.  Diet and light products delivered mid-single digit unit case volume growth.

•                  In noncarbonated beverages, both POWERade and Dasani delivered strong double-digit unit case volume growth in the quarter leading to continued share gains in these categories.  Warehouse delivered juices increased unit case volume by 6 percent in the quarter and also increased share of the category, driven by the performance of Minute Maid premium chilled orange juice and Simply Orange.

•                  Packaging and product innovations are advancing in line or ahead of expectations with the rollout of Coca-Cola Zero and Diet Coke Sweetened with Splenda, along with the continued expansion of Dasani flavors and Full Throttle. The continued rollouts of the 8-pack small PET and the POWERade “clutch” bottle are driving both incremental volume and value with expanded availability.

European Union

	Percent Change From Prior Year
	Second	Year-
	Quarter	To-Date

Unit Case Volume	4%	Even

Net Revenues	8%	3%

Operating Income	10%	1%

•                  Unit case volume in the European Union operating group increased 4 percent in the second quarter as a result of better trends in Germany, strong growth in Spain and central Europe, which were up 7 percent and 16 percent, respectively and favorable weather late in the quarter.  Net revenues increased 8 percent in the quarter, reflecting the positive impact of pricing, currency benefits, and a 1 percent increase in gallon sales.  Operating income in the quarter was negatively impacted by the planned increase in marketing and operating expenses, offset by the cycling of higher expenses in the prior year quarter due to timing.

•                  Germany, which declined unit case volume 12 percent in the first quarter, was down 1 percent in the second quarter due to the success in gaining limited availability of Company products in most discounters and the cycling of prior year double-digit unit case volume decline.   Although the German legislature passed an amendment to the mandatory deposit legislation that eliminated the “island solutions,” the amendment allows for a transition period to last until mid-2006. Therefore, the Company expects the challenging environment in Germany to continue throughout 2005.

•                  Unit case volume growth in northwest Europe was positive in the second quarter supported by favorable weather late in the quarter.  However, soft overall retail and carbonated soft drink category trends are expected to continue through 2005.

North Asia, Eurasia and Middle East

	Percent Change From Prior Year
	Second	Year-
	Quarter	To-Date

Unit Case Volume	15%	14%

Net Revenues	9%	12%

Operating Income	7%	8%

•                  The North Asia, Eurasia and Middle East operating group increased unit case volume 15 percent for the quarter, with double-digit growth in China, Russia, Turkey and the Middle East and 2 percent growth in Japan.  The joint acquisition of Multon with
Coca-Cola Hellenic Bottling Company S.A. was completed in April 2005 and contributed to volume growth in the quarter.  Full year 2004 unit case volume for Multon was 86 million unit cases.  Net revenues for the quarter increased 9 percent, reflecting a 7 percent increase in gallon sales, a slight currency benefit, and positive pricing, offset by the impact of country mix.  In Japan, year-to-date gallon sales growth was ahead of unit case volume growth, as a result of higher gallon sales related to the launch of new products and the transition of production to the new national supply chain management company.  Operating income increased 7 percent in the quarter as the net revenue increase was offset primarily by the planned increase in marketing expense.

•                  In Japan, unit case volume increased 2 percent in the quarter as strong innovation helped drive results, including Hajime, a new green tea, launched in March 2005.  Aquarius Active Diet was launched in May 2005 and helped drive the total Aquarius trademark unit case volume growth of 34 percent in the quarter.  Unit case volume growth of Georgia coffee was even in the quarter as growth in the profitable 190ml and 280ml cans was offset by the cycling of the small PET launch in the prior year.  In the quarter, Sokenbicha, the blended non-sugar tea was negatively impacted by the launch of Hajime, and Trademark Coca-Cola was impacted by the cycling of the Coca-Cola C2 launch in the prior year.  Both Sokenbicha and Trademark Coca-Cola continue to be a focus in 2005 and will be supported with a strong calendar of marketing activities in the remainder of the year.

•                  In China, second quarter unit case volume grew 22 percent, cycling 37 percent unit case volume growth in the prior year quarter.
Carbonated soft drink unit case volume grew 17 percent in the quarter, led by 16 percent growth in Trademark Coca-Cola and 22 percent growth in Trademark Sprite.  Noncarbonated beverages delivered strong unit case volume, up 37 percent, and share increases as the continued expansion of new products, including Nestea Ice Rush, Modern Tea Workshop and Orange Pulp by Minute Maid, drove the results.

•                  In Russia and Turkey, improving macroeconomic trends and strong performance by the system led to double-digit unit case volume growth in carbonated soft drinks and noncarbonated beverages.

Latin America

	Percent Change From Prior Year
	Second	Year-
	Quarter	To-Date

Unit Case Volume	9%	8%

Net Revenues	18%	15%

Operating Income	20%	13%

•                  The Latin America operating group delivered unit case volume growth of 9 percent in the second quarter.  Solid growth in all key markets supported by favorable weather across the group drove the results.  Net revenues in the quarter increased 18 percent, reflecting a 9 percent increase in gallon sales, positive pricing and mix, and positive currency benefits.  Operating income in the quarter increased 20 percent negatively impacted by the planned increase in marketing expense, offset by the cycling of asset write-downs in the prior year quarter.

•                  In Mexico, unit case volume increased 8 percent in the quarter with the continued focus on driving personal consumption, supporting brand value at home and investing in new beverage categories.  Favorable weather contributed to the results.  The solid performance was led by 6 percent unit case volume growth in carbonated soft drinks.  Brand Coca-Cola, Diet Coke and Fanta unit case volumes grew 6, 8, and 10 percent, respectively.  Noncarbonated beverage unit case volume growth of 20 percent was driven by POWERade and Nestea, as well as strong growth in the profitable single-serve water category under the Ciel brand.

•                  In Brazil, unit case volume growth for the quarter was 17 percent, driven by a focus on core brands, providing greater packaging choices to consumers and supported by improving macroeconomics and good weather.  Carbonated soft drink unit case volume grew 17 percent in the quarter and continued to increase share.  The results were led by Trademark Coca-Cola unit case volume growth of 16 percent.

•                  In Argentina, strong consumer marketing activities and bottler execution drove unit case volume growth of 5 percent, cycling 14 percent growth in the prior year quarter.  Trademark Coca-Cola led the performance with unit case volume growth of 7 percent in the quarter.

East, South Asia and Pacific Rim

	Percent Change From Prior Year
	Second	Year-
	Quarter	To-Date

Unit Case Volume	(4%)	(4%)

Net Revenues	(3%)	(4%)

Operating Income	(5%)	(17%)

•                  The East, South Asia and Pacific Rim operating group unit case volume declined 4 percent in the second quarter.  Unit case volume declines in India and the Philippines strongly impacted the results.  Net revenues in the quarter decreased 3 percent, reflecting an 8 percent decline in gallon sales, offset by positive currency benefits and pricing.  Operating income was further impacted by the planned increase in marketing expense.

•                  In India, unit case volume decreased 14 percent in the quarter.  Price increases to cover rising raw material and distribution costs, the lingering effects of the false pesticide allegations and the de-emphasis of the powder business drove the declines.  To address the poor performance, the business in India has been reorganized; however, results are expected to remain weak throughout 2005.

•                  In the Philippines, affordability and availability issues continued to negatively impact performance, with unit case volume for the quarter declining 6 percent.   The issues in the Philippines are being addressed; however, this market is expected to remain challenging throughout 2005.

Africa

	Percent Change From Prior Year
	Second	Year-
	Quarter	To-Date

Unit Case Volume	8%	10%

Net Revenues	21%	24%

Operating Income	18%	12%

•                  The Africa operating group delivered solid results as it continued to execute against key strategies.  Growth in South Africa, Nigeria, Kenya and Egypt led to 8 percent unit case volume growth in the second quarter.  Net revenues in the quarter increased 21 percent, reflecting an 11 percent increase in gallon sales, positive currency benefits, and positive pricing and mix.  Operating income increased at a slower rate than revenues primarily due to the planned increase in marketing expense.

•                  Carbonated soft drink unit case volume in Africa increased 6 percent, as core brands drove the growth.  Trademark Coca-Cola, Sprite and Fanta unit case volumes were up 7 percent, 18 percent, and 9 percent, respectively, in the quarter.

•                  South Africa had another strong quarter with unit case volume growth of 7 percent led by Trademark Coca-Cola growth of 7 percent.

•                  Unit case volume in Nigeria grew 12 percent in the quarter.  Strong marketing campaigns and solid bottler execution led to carbonated soft drink unit case volume growth of 12 percent.

Financial Review

Operating Results

Net operating revenues for the second quarter increased 7 percent to $6.3 billion, reflecting a 2 percent increase in gallon sales, a 2 percent favorable impact from pricing and mix and a 3 percent positive currency benefit.  Gallon sales growth for the quarter trailed unit case volume growth by 3 points, due primarily to the cycling of higher gallon sales in the prior year resulting from the 2004 Coca-Cola C2 launch in the U.S. and the timing of bottler orders in Europe.   In Japan, year-to-date gallon sales growth was ahead of unit case volume growth, as a result of higher gallon sales related to new product launches and the transition of production to the new national supply chain management company, positively impacting the quarter.  This impact from Japan is expected to reverse in the second half of 2005.

The following reflects net operating revenues from the Company’s operations:

	Second Quarter		Year-To-Date
(in millions)	2005	2004	2005	2004
Company Operations, Excluding Bottling	$5,323	$5,016	$9,806	$9,358
Company-Owned Bottling Operations	987	898	1,710	1,584
Consolidated Net Operating Revenues	$6,310	$5,914	$11,516	$10,942

Cost of goods sold increased 5 percent for the quarter, reflecting 2 percent increase in gallon sales, 3 percent increase from currency movements, offset by a $42 million pre-tax benefit related to the favorable HFCS lawsuit settlement.

Selling, general and administrative expenses for the quarter increased 10 percent, reflecting the impact of foreign currency fluctuations and the planned increase in marketing and innovation activities.  Selling, general and administrative expenses were below expectations for the first half of 2005 due to the timing of certain corporate innovation expenses, which are expected to impact the third and fourth quarter.

Reported operating income for the quarter increased 9 percent, reflecting the increase in net revenues, the benefit from the HFCS settlement and the cycling of asset write-downs in the prior year quarter, partially offset by the increase in selling, general and administrative expenses.  The currency benefit to operating income in the second quarter was approximately 4 percent.  The Company currently expects to receive a slight positive benefit from currencies in the second half of 2005 and a negative impact in 2006.  The Company is evaluating opportunities to invest the 2005 currency benefits into additional marketing and innovation programs in 2005 to drive long-term sustainable growth.

Equity income for the quarter increased 21 percent and included a benefit of $21 million pre-tax from certain items impacting an equity investee.  The Company remains committed to maintaining a strong and healthy bottling system throughout the world.

Effective Tax Rate

The reported effective tax rate for the quarter was 22.2 percent.  The rate was impacted by several items in the quarter including the tax expense on the HFCS lawsuit settlement recorded at a 39 percent tax rate, offset by the tax expense on certain items impacting an equity investee recorded at an 8 percent tax rate, a $25 million reduction of the tax accrual related to the repatriation of foreign earnings and a $17 million tax benefit from the resolution of tax matters.

The Company decided in the first quarter of 2005 to repatriate accumulated income earned outside the United States of approximately $2.5 billion under the provisions of the American Jobs Creation Act (the “Act”).  The maximum amount that the Company can repatriate under the Act is $6.1 billion, and the Company will continue to evaluate during the course of the year what amount, if any, to repatriate of the remaining $3.6 billion.

In determining the quarterly provision for income taxes, the Company uses an annual effective tax rate based on expected annual income, statutory tax rates and tax planning opportunities available in the various jurisdictions in which the Company operates.  The impact of significant or unusual items and discrete events are separately recognized in the quarter in which they occur.  The Company currently estimates its underlying effective tax rate on operations for 2005 to be approximately 24 percent, which does not reflect the impact of the Act and significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate quarter.

Prior Year Results

In 2004, the second quarter results included a net benefit of approximately $0.015 per share related to favorable tax settlements and a gain on the issuance of stock by an equity investee, partially offset by write-downs of various manufacturing investments.

New Operating Structure

As previously announced, effective May 1, 2005, the Company made certain changes to its operating structure impacting its Europe, Eurasia and Middle East operating segment and its Asia operating segment.  The Company has replaced these operating segments with three new operating segments, the European Union segment, the North Asia, Eurasia and Middle East segment, and the East, South Asia and Pacific Rim segment.  The European Union segment includes the Company’s operations in all of the current member states of the European Union as well as the European Free Trade Association countries.  The North Asia, Eurasia and Middle East segment includes the Company’s China, Japan, and Eurasia and Middle East Divisions, the markets of Russia, Ukraine and Belarus and other European countries not in the European Union segment.  The East, South Asia and Pacific Rim segment includes the Company’s India, Philippines, Southeast and West Asia, and South Pacific and Korea Divisions.

Conference Call

The Company will host a conference call with financial analysts to discuss the second quarter and year-to-date 2005 results on July 21, 2005, at 8:00 a.m. (EDT).  The Company invites investors to listen to the live audiocast of the conference call at the Company’s website, www.coca-cola.com in the “Investors” section.  Further, the “Investors” section of the Company’s website includes a disclosure and reconciliation of non-GAAP financial measures that may be used periodically by management when discussing the Company’s financial results with investors and analysts.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions, except per share data)

	Three Months Ended
	July 1, 2005	July 2, 2004	% Change
Net Operating Revenues	$6,310	$5,914	7
Cost of goods sold	2,146	2,039	5
Gross Profit	4,164	3,875	7
Selling, general and administrative expenses	2,192	1,984	10
Other operating charges	—	88	—
Operating Income	1,972	1,803	9
Interest income	54	32	69
Interest expense	62	47	32
Equity income	267	221	21
Other income (loss) - net	(15)	(5)	—
Gain on issuances of stock by equity investee	—	49	—
Income Before Income Taxes	2,216	2,053	8
Income taxes	493	469	5
Net Income	$1,723	$1,584	9

Diluted Net Income Per Share*	$0.72	$0.65	11
Average Shares Outstanding - Diluted*	2,401	2,434	(1)

*                 For the second quarter, “Basic Net Income Per Share” was $0.72 for 2005 and $0.65 for 2004 based on “Average Shares Outstanding - Basic” of 2,399 and 2,430 for 2005 and 2004, respectively.

Note: The Company’s reporting period closes on the Friday closest to the end of the quarterly calendar period.  The second quarter of 2005 and 2004 ended on July 1, 2005 and July 2, 2004, respectively.  The Company’s fiscal year always closes on December 31 regardless of the day of the week on which it falls.  This heading change conforms to the Company’s historical and continuing reporting practice.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions, except per share data)

	Six Months Ended
	July 1, 2005	July 2, 2004	% Change
Net Operating Revenues	$11,516	$10,942	5
Cost of goods sold	3,964	3,800	4
Gross Profit	7,552	7,142	6
Selling, general and administrative expenses	4,221	3,800	11
Other operating charges	—	88	—
Operating Income	3,331	3,254	2
Interest income	114	67	70
Interest expense	130	91	43
Equity income	358	316	13
Other income (loss) - net	(32)	(30)	—
Gain on issuances of stock by equity investees	23	49	—
Income Before Income Taxes	3,664	3,565	3
Income taxes	939	854	10
Net Income	$2,725	$2,711	1

Diluted Net Income Per Share*	$1.13	$1.11	2
Average Shares Outstanding - Diluted*	2,405	2,439	(1)

*                 For the six months, “Basic Net Income Per Share” was $1.13 for 2005 and $1.11 for 2004 based on “Average Shares Outstanding - Basic” of 2,404 and 2,435 for 2005 and 2004, respectively.

Note: The Company’s reporting period closes on the Friday closest to the end of the quarterly calendar period.  The six months of 2005 and 2004 ended on July 1, 2005 and July 2, 2004, respectively.  The Company’s fiscal year always closes on December 31 regardless of the day of the week on which it falls.  This heading change conforms to the Company’s historical and continuing reporting practice.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(UNAUDITED)

(In millions)

Assets

	July 1, 2005	December 31, 2004
Current Assets
Cash and cash equivalents	$4,952	$6,707
Marketable securities	59	61
	5,011	6,768
Trade accounts receivable, less allowances of $76 at July 1 and $69 at December 31	2,349	2,171
Inventories	1,476	1,420
Prepaid expenses and other assets	1,757	1,735
Total Current Assets	10,593	12,094

Investments and Other Assets
Equity method investments	6,354	5,897
Cost method investments, principally bottling companies	356	355
Other assets	2,774	3,054
	9,484	9,306

Property, Plant and Equipment
Land	464	479
Buildings and improvements	2,743	2,853
Machinery and equipment	6,402	6,337
Containers	480	480
	10,089	10,149
Less allowances for depreciation	4,259	4,058
	5,830	6,091

Trademarks With Indefinite Lives	2,039	2,037
Goodwill	1,043	1,097
Other Intangible Assets	689	702
Total Assets	$29,678	$31,327

Note: The Company’s reporting period closes on the Friday closest to the end of the quarterly calendar period.  The six months of 2005 ended on July 1, 2005.  The Company’s fiscal year always closes on December 31 regardless of the day of the week on which it falls.  This heading change conforms to the Company’s historical and continuing reporting practice.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(UNAUDITED)

(In millions, except share data)

Liabilities and Shareowners’ Equity

		July 1, 2005	December 31, 2004
Current Liabilities
Accounts payable and accrued expenses		$4,288	$4,283
Loans and notes payable		3,092	4,531
Current maturities of long-term debt		631	1,490
Accrued income taxes		819	667
Total Current Liabilities		8,830	10,971

Long-Term Debt		1,110	1,157

Other Liabilities		2,835	2,814

Deferred Income Taxes		560	450

Shareowners’ Equity
Common stock, $0.25 par value
Authorized:	5,600,000,000 shares
Issued:	3,502,135,534 shares at July 1; 3,500,489,544 shares at December 31	875	875
Capital surplus		5,185	4,928
Reinvested earnings		30,485	29,105
Accumulated other comprehensive income (loss)		(1,546)	(1,348)
		34,999	33,560

Less treasury stock, at cost (1,114,818,787 shares at July 1; 1,091,150,977 shares at December 31)		(18,656)	(17,625)
		16,343	15,935

Total Liabilities and Shareowners’ Equity		$29,678	$31,327

Note: The Company’s reporting period closes on the Friday closest to the end of the quarterly calendar period.  The six months of 2005 ended on July 1, 2005.  The Company’s fiscal year always closes on December 31 regardless of the day of the week on which it falls.  This heading change conforms to the Company’s historical and continuing reporting practice.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(UNAUDITED)

(In millions)

	Six Months Ended
	July 1, 2005	July 2, 2004

Operating Activities
Net income	$2,725	$2,711
Depreciation and amortization	449	420
Stock-based compensation expense	215	189
Deferred income taxes	41	(57)
Equity income or loss, net of dividends	(211)	(225)
Foreign currency adjustments	26	(4)
Gains on issuances of stock by equity investees	(23)	(49)
Gain on sales of assets, including bottling interests	(4)	(17)
Other operating charges	—	88
Other items	138	158
Net change in operating assets and liabilities	178	(258)
Net cash provided by operating activities	3,534	2,956

Investing Activities
Acquisitions and investments, principally trademarks and bottling companies	(271)	(130)
Purchases of investments and other assets	(15)	(18)
Proceeds from disposals of investments and other assets	19	116
Purchases of property, plant and equipment	(376)	(352)
Proceeds from disposals of property, plant and equipment	26	40
Other investing activities	(31)	55
Net cash used in investing activities	(648)	(289)

Financing Activities
Issuances of debt	22	2,254
Payments of debt	(2,225)	(1,105)
Issuances of stock	51	142
Purchases of stock for treasury	(1,057)	(986)
Dividends	(1,331)	(1,219)
Net cash used in financing activities	(4,540)	(914)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(101)	15

Cash and Cash Equivalents
Net increase (decrease) during the period	(1,755)	1,768
Balance at beginning of period	6,707	3,362
Balance at end of period	$4,952	$5,130

Note: The Company’s reporting period closes on the Friday closest to the end of the quarterly calendar period.  The six months of 2005 and 2004 ended on July 1, 2005 and July 2, 2004, respectively.  The Company’s fiscal year always closes on December 31 regardless of the day of the week on which it falls.  This heading change conforms to the Company’s historical and continuing reporting practice.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Unit Case Volume Results

	Unit Case Volume Growth (Based on Average Daily Sales) 2005 vs. 2004 % Change		Reported Unit Case Volume Growth* 2005 vs. 2004 % Change
	Second Quarter	Year-to-Date	Year-to-Date
Worldwide	5	4	3
North America	1	1	Even
International Operations	7	6	4
Africa	8	10	9
East, South Asia and Pacific Rim	(4)	(4)	(5)
European Union	4	Even	(1)
Latin America	9	8	7
North Asia, Eurasia and Middle East	15	14	13

Unit case volume growth based on average daily sales is computed by comparing the average daily sales in each of the corresponding periods.  Average daily sales for each quarter are the actual unit cases shipped during the quarter divided by the number of days in the quarter.

Reported unit case volume growth is computed by comparing the actual unit cases shipped in the first six months of 2005 to the actual unit cases shipped in the first six months of 2004.   In the first six months of 2005, these amounts are less than the amounts computed on an average daily sales basis because of two fewer shipping days in the first quarter of 2005 as compared to the first quarter of 2004.  The difference in days will be partially offset in the fourth quarter of 2005.

* For the second quarter, “unit case volume growth based on average daily sales” is identical to “reported unit case volume growth” because there are no differences in the number of days.  Therefore, a separate column is not included above for “reported unit case volume growth” in the second quarter.

Note:

a)              Refer to the Company’s amended 8-K filing dated July 19, 2005 for more information on the changes to the Company’s operating structure.

b)             The Company’s reporting period closes on the Friday closest to the end of the quarterly calendar period.  The quarter and six months of 2005 and 2004 ended on July 1, 2005 and July 2, 2004, respectively.  The Company’s fiscal year always closes on December 31 regardless of the day of the week on which it falls.  This heading change conforms to the Company’s historical and continuing reporting practice.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments (In millions)

(UNAUDITED)

Second Quarter

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	July 1, 2005	July 2, 2004	% Fav. / (Unfav.)	July 1, 2005 (1)	July 2, 2004 (3)	% Fav. / (Unfav.)	July 1, 2005 (1)(2)	July 2, 2004(3)(4)(5)	% Fav. / (Unfav.)
North America	$1,775	$1,753	1	$461	$496	(7)	$465	$501	(7)
Africa	275	228	21	86	73	18	85	71	20
East, South Asia & Pacific Rim	420	432	(3)	125	131	(5)	143	154	(7)
European Union	1,941	1,799	8	711	647	10	693	632	10
Latin America	600	509	18	303	253	20	367	319	15
North Asia, Eurasia & Middle East	1,274	1,166	9	533	496	7	542	496	9
Corporate	25	27	(7)	(247)	(293)	16	(79)	(120)	34
Consolidated	$6,310	$5,914	7	$1,972	$1,803	9	$2,216	$2,053	8

Note:

a)               Refer to the Company’s amended 8-K filing dated July 19, 2005 for more information on the changes to the Company’s operating structure.

b)              The Company’s reporting period closes on the Friday closest to the end of the quarterly calendar period.  The second quarter of 2005 and 2004 ended on July 1, 2005 and July 2, 2004, respectively.  The Company’s fiscal year always closes on December 31 regardless of the day of the week on which it falls.  This heading change conforms to the Company’s historical and continuing reporting practice.

(1)           Operating income (loss) and income (loss) before income taxes in the second quarter of 2005 were increased by approximately $42 million for Corporate due to the HFCS lawsuit settlement.

(2)           Income (loss) before income taxes in the second quarter of 2005 was increased by $21 million for Corporate due to certain items impacting an equity investee.

(3)           Operating income (loss) and income (loss) before income taxes in the second quarter of 2004 were reduced by approximately $18 million for North America, $6 million for Latin America, $6 million for North Asia, Eurasia and Middle East and $58 million for Corporate as a result of other operating charges recorded for asset impairments.

(4)           Income (loss) before income taxes in the second quarter of 2004 was increased for Latin America by approximately $37 million as a result of a favorable tax settlement related to Coca-Cola FEMSA, an equity method investee.

(5)           Income (loss) before income taxes in the second quarter of 2004 was increased for Corporate by approximately $49 million of noncash pretax gains on issuances of stock by Coca-Cola Enterprises Inc. (CCE).  Income (loss) before income taxes in the fourth quarter of 2004 was reduced for Corporate by approximately $25 million of noncash pretax losses to adjust the amount of the gain recognized in the second quarter of 2004 on issuances of stock by CCE.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments (In millions)

(UNAUDITED)

Six Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	July 1, 2005	July 2, 2004	% Fav. / (Unfav.)	July 1, 2005 (1)	July 2, 2004 (2)	% Fav. / (Unfav.)	July 1,2005 (1)(3)	July 2, 2004 (2)(4)	% Fav. / (Unfav.)
North America	$3,303	$3,297	0	$774	$849	(9)	$780	$855	(9)
Africa	567	457	24	174	155	12	177	153	16
East, South Asia & Pacific Rim	713	743	(4)	185	223	(17)	243	266	(9)
European Union	3,453	3,359	3	1,206	1,191	1	1,176	1,160	1
Latin America	1,174	1,022	15	583	515	13	683	612	12
North Asia, Eurasia & Middle East	2,260	2,016	12	931	862	8	941	869	8
Corporate	46	48	(4)	(522)	(541)	4	(336)	(350)	4
Consolidated	$11,516	$10,942	5	$3,331	$3,254	2	$3,664	$3,565	3

Note:

a)               Refer to the Company’s amended 8-K filing dated July 19, 2005 for more information on the changes to the Company’s operating structure.

b)              The Company’s reporting period closes on the Friday closest to the end of the quarterly calendar period.  The six months of 2005 and 2004 ended on July 1, 2005 and July 2, 2004, respectively.  The Company’s fiscal year always closes on December 31 regardless of the day of the week on which it falls.  This heading change conforms to the Company’s historical and continuing reporting practice.

(1)           Operating income (loss) and income (loss) before income taxes in the six months ended July 1, 2005 were increased by approximately $42 million for Corporate due to the HFCS lawsuit settlement.  Operating income (loss) and income (loss) before income taxes in the six months ended July 1, 2005 were reduced by $12 million for North America, $3 million for Africa, $3 million for East, South Asia and Pacific Rim, $3 million for European Union, $4 million for Latin America, $3 million for North Asia, Eurasia and Middle East and $22 million for Corporate as a result of accelerated amortization of stock-based compensation expense due to a change in the estimated service period for retirement eligible participants.

(2)           Operating income (loss) and income (loss) before income taxes in the six months ended July 2, 2004 were reduced by approximately $18 million for North America, $6 million for Latin America, $6 million for North Asia, Eurasia and Middle East and $58 million for Corporate as a result of other operating charges recorded for asset impairments.

(3)           Income (loss) before income taxes in the six months ended July 1, 2005 was increased by $21 million for Corporate due to certain items impacting an equity investee.  Income (loss) before income taxes for the six months ended July 1, 2005 was increased for East, South Asia and Pacific Rim by approximately $23 million due to issuances of stock by Coca-Cola Amatil.

(4)           Income (loss) before income taxes in the six months ended July 2, 2004 was increased for Latin America by approximately $37 million as a result of a favorable tax settlement related to Coca-Cola FEMSA, an equity method investee.  Income (loss) before income taxes in the six months ended July 2, 2004 was increased for Corporate by approximately $49 million of noncash pretax gains on issuances of stock by Coca-Cola Enterprises Inc. (CCE).  Income (loss) before income taxes in the fourth quarter of 2004 was reduced for Corporate by approximately $25 million of noncash pretax losses to adjust the amount of the gain recognized in the second quarter of 2004 on issuances of stock by CCE.

The Coca-Cola Company

The Coca-Cola Company is the world’s largest beverage company.  Along with Coca-Cola, recognized as the world’s most valuable brand, The Coca-Cola Company markets four of the world’s top five soft drink brands, including Diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light soft drinks, waters, juices and juice drinks, teas, coffees and sports drinks.  Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate exceeding 1 billion servings each day.  For more information about The Coca-Cola Company, please visit our website at www.coca-cola.com.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, changes in economic and political conditions, including civil unrest and product boycotts; changes in the nonalcoholic beverages business environment, including actions of competitors and changes in consumer preferences, including changes based on health and nutrition considerations and obesity concerns; foreign currency and interest rate fluctuations and other capital and financial market conditions; adoption of mandatory deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; changes in commercial or market practices and business models within the European Union; litigation uncertainties; adverse weather conditions; the effectiveness of our advertising and marketing programs; fluctuations in the cost and availability of raw materials or necessary services; our ability to avoid production output disruptions; our ability to effectively align ourselves with our bottling system; regulatory and legal changes; our ability to penetrate developing and emerging markets; the availability and quality of water; our ability to achieve earnings forecasts; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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